EXHIBIT 15.01
November 3, 2010
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended October 1, 2010 and October 2, 2009, as indicated in our report dated November 3, 2010 (which report included an explanatory paragraph regarding the adoption of new accounting standards); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 1, 2010 is incorporated by reference in Registration Statement Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327, 333-103189, 333-110430, 333-119387, 333-120056, 333-121302, 333-126419, 333-143331, 333-143330, 333-146549, 333-146548, and 333-157210 on Form S-8 and Nos. 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, 333-109542, 333-114970, 333-118499, 333-120291, 333-121814, and 333-130253 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
San Jose, California